PART II - OFFERING CIRCULAR - FORM 1-A: TIER 2

Dated April 25, 2016

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

BREWDOG USA INC.

65 E STATE ST, SUITE 1800
COLUMBUS, OH 43215
614-400-3077
www.BrewDog.com

1,052,632 Shares of Common Stock at $47.50 per Share
Minimum Investment: 2 Shares ($95.00)
Maximum Offering: $50,000,000.00

See The Offering - Page 12 and Securities Being Offered - Page 51 For Further Details
None of the Securities Offered Are Being Sold By Present Security Holders
This Offering Will Commence Upon Qualification of This Offering by
the Securities and Exchange Commission and Will Terminate on October 25, 2016,
Unless Extended Up to 180 Days By The Issuer

PLEASE REVIEW ALL RISK FACTORS ON PAGES 12 THROUGH 20 BEFORE MAKING AN INVESTMENT IN THIS COMPANY. AN INVESTMENT IN THIS COMPANY SHOULD ONLY BE MADE IF YOU ARE CAPABLE OF EVALUATING THE RISKS AND MERITS OF THIS INVESTMENT AND IF YOU HAVE SUFFICIENT RESOURCES TO BEAR THE ENTIRE LOSS OF YOUR INVESTMENT, SHOULD THAT OCCUR

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Because these securities are being offered on a "best efforts" basis, the following disclosures are hereby made:

	Price to Public	Underwriting discount and Commissions (1)	Proceeds to Company (2)	Proceeds to Other Persons (3)
Minimum Investment	$95.00	$4.75	$90.25	None
Maximum Offering	$50,000,000.00	$3,325,000.00	$46,675,000.00	None

(1) The Company shall pay Source Capital Group, Inc., as lead placement agent, a commission equivalent to (i) 5% of capital raised up to the first $10 million raised, (ii) for all capital raised between $10,000,001 and $15,000,000, a fee of 5.5%, (iii) for all capital raised between $15,000,001 and $20,000,000, a fee of 6%, (iv) for all capital raised between $20,000,001 and $25,000,000, a fee of 6.5%, (v) for all capital raised between $25,000,001 and $30,000,000, a fee of 7%, (vi) for all capital raised between $30,000,001 and $35,000,000, a fee of 7.5%, (vii) for all capital raised between $35,000,001 and $50,000,000, a fee of 8%. See "PLAN OF DISTRIBUTION."

(2) Does not reflect payment of expenses of this offering, which are estimated to not exceed $75,000.00 and which include, among other things, legal fees, reproduction expenses, costs of blue sky compliance, fees to be paid to escrow agents and compliance firms and actual out-of-pocket expenses incurred by The Company selling the Shares. The leadplacement agent does not anticipate having any out-of-pocket expenses or being reimbursed any such expenses, but is contractually entitled to such reimbursement, after this offering becomes live, should any such reasonable expenses be incurred. This amount represents the proceeds of the offering to the Company, which will be used as set out in "PLAN OF DISTRIBUTION."

(3) There are no finder's fees or other fees being paid to third parties from the proceeds, other than those disclosed above. See "PLAN OF DISTRIBUTION."

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering (the "Offering") consists of Common Stock (the "Shares" or individually, each a "Share") that is being offered on a "best efforts" basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being offered and sold by BrewDog USA Inc., a Delaware Corporation ("BrewDog USA" or the "Company"). There are 1,052,632 Shares being offered as a price of $47.50 per Share with a minimum purchase of two (2) Shares per investor. The Shares are being offered on a best efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company and through its lead placement agent, Source Capital Group, Inc. ("Source" or the "Placement Agent"), a broker/dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the Financial Industry Regulatory Authority ("FINRA"). The maximum aggregate amount of the Shares offered is $50,000,000.00 (the "Maximum Offering"). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) the close of business on October 25, 2016, unless sooner terminated or extended up to no more than an additional one hundred eighty (180) days by the company's CEO. Pending each closing, payments for the Shares will be deposited in an escrow account set up by Source to be held in escrow for the Company. Funds will be promptly refunded without interest, for sales that are not consummated. Upon closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company's business in a manner consistent with the "USE OF PROCEEDS" in this Offering Circular.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY'S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

JURISDICTIONAL (NASAA) LEGENDS

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED "BLUE SKY" LAWS).

TABLE OF CONTENTS

SUMMARY AND RISK FACTORS	6
SUMMARY	6
Investment Analysis	12
The Offering	12
RISK FACTORS	12
DILUTION	20
PLAN OF DISTRIBUTION	21
USE OF PROCEEDS TO ISSUER	21
DESCRIPTION OF BUSINESS	23
Narrative	23
InTRoduction to BrewDog USA Inc.	23
InTRoduction to BrewDog plc: BrewDog's UK Company	24
Two Punks, One Mission	25
Equity for Punks in Europe	27
BrewDog plc's Aberdeenshire Brewery	27
BrewDog Bars	28
BrewDog plc Future Plans	29
BrewDog Beers	30
Our Headliner Range Beers	30
Our Amplified Range Beers	31
BrewDog USA: The Why	32
The U.S. Craft Beer Market	32
Recent Acquisitions	33
BrewDog in the U.S.	33
BrewDog In The Media	34
The New BrewDog USA Brewery in Columbus, Ohio	36
Why We Selected Columbus, Ohio.	39
Beer Sales	40
BrewDog Bars	40
BrewDog's U.S. Growth Plan	41
DESCRIPTION OF PROPERTY	43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	44
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	47
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	48
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
SECURITYHOLDERS	50
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN
TRANSACTIONS	51
SECURITIES BEING OFFERED	51
DISQUALIFYING EVENTS DISCLOSURE	52
ERISA CONSIDERATIONS	53

INVESTOR SUITABILITY STANDARDS	55
SIGNATURES & ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES	56
FINANCIAL STATEMENTS	58
PART III: EXHIBITS
Agreement With Source Capital Group, Inc.	1A-1
Charter (including amendments)	1A-2A
Bylaws	1A-2B
Subscription Agreement	1A-4
Material Contracts	1A-6
Consent of Independent Auditors	1A-11
Legal Opinion of Kendall Almerico - DiMuroGinsberg	1A-12
Testing The Waters	1A-13

SUMMARY AND RISK FACTORS

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular.

Introduction

BrewDog1 USA Inc. was formed to brew and distribute craft beer, as well as operate Brewpubs, in the United States. BrewDog USA plans to build on BrewDog plc's success as Europe's leading craft brewer, by turning our attention stateside. We are going to combine Europe's most explosive craft brewery with the world's most explosive craft beer market.

We have already built a distribution network in the U.S. and have brand recognition on the back of our hit TV show BrewDogs that airs on Esquire Network. Our management team, our beers and our business model are tried and tested in Europe and soon will be unleashed on the United States of America.

brewdog usa's american brewery in columbus, ohio is already being built. we have a team in place and our route to market is close to being locked down with distribution deals pending in more than 20 states. brewdog usa plans to scale our american business even faster than was done in the uk, as we plan to roll out distribution of our range of beers and also look to build a brewpub operation with a nationwide footprint.

BrewDog USA is currently 100% owned by BrewDog plc, Europe's leading craft brewer and creator of Europe's largest chain of craft beer bars with 44 outlets. BrewDog USA will share the same senior management team as BrewDog plc and will brew the same beers for the U.S. market that are currently leading the way in Europe. BrewDog's flagship beer,

1 BrewDog USA Inc. ("BrewDog USA" or the "Company" or "We" or "Our") was formed on April 22, 2015, as a Delaware Corporation, for the general purpose of brewing and distributing craft beer as well as operating Brewpubs in the United States. BrewDog USA is, prior to the Shares being sold in this Offering, wholly owned by BrewDog plc ("BrewDog plc") a United Kingdom company. The BrewDog brand, in general and without specific reference to either BrewDog USA or BrewDog plc, is herein referred to as "BrewDog" with no additional wording.

Punk IPA, is the UK & Europe's best selling craft beer, and it is BrewDog USA's intention to make it one of America's best selling craft beers, too.

We will take advantage of BrewDog plc's infrastructure, expertise, intellectual property and experienced people as we look to turbo-charge our American business. Despite only starting in 2007, BrewDog plc has grown exponentially, and we believe BrewDog USA can enjoy a much steeper growth trajectory given the starting point our distribution footprint and brand awareness give our U.S. business.

BrewDog in Europe

BrewDog plc is the largest and fastest-growing craft brewer in Europe and has been the fastest- growing food and drink company in the UK for the last 4 years consecutively. In addition to brewing beer, BrewDog plc also has 44 BrewDog bars of which we own and operate 30 based in the UK and we run the 14 international sites in conjunction with our local partners. We plan to take all we have learned from BrewDog plc's UK business and build a business in the United States - the largest, fastest growing and most vibrant craft beer market in the world.

The story of BrewDog began in 2007. In a derelict shed in an industrial park in Northeast Scotland, BrewDog was founded by best friends and home-brewers

James Watt and Martin Dickie. Before starting BrewDog, James was the captain of a North Atlantic fishing boat while Martin was working as a brewer and distiller. James and Martin both quit their jobs, got a £20,000 bank loan and some second hand stainless steel tanks, and set out to turn the UK beer scene on its head. They bootstrapped a tiny ramshackle brewery together on a shoestring budget. They did most of the set-up and building work themselves because they could not afford to get anyone to help them.

James and Martin had a very simple mission when they founded BrewDog: to make other people as passionate about great craft beer as they are. As a company, BrewDog plc focuses on two key things: its beer and its people. BrewDog plc not only wants to brew the best beers in the world, it also strives to be the best company to work for in the world. BrewDog USA has inherited those same traits and qualities, and plans to extend those qualities that make the BrewDog brand so special to our brewery and Company in the United States.

For the first 12 months of its existence, BrewDog plc was just two humans and one dog. The fledgling enterprise started to grow quickly as more customers wanted to stock their beers. By 2009, BrewDog was the largest independent brewery in Scotland and was already exporting its beers to 15 countries in Europe and selling to major retail chains in the UK.

Today, BrewDog plc employs more than 600 passionate people, ships its beer to more than 50 countries around the world, owns and/or operates 44 craft beer bars and also owns one of the world's most advanced craft breweries from its base in Aberdeenshire in Northeast Scotland. Its flagship beer, Punk IPA is the leading craft beer in the UK and in Europe and BrewDog plc has been solidly profitable every year since 2008. BrewDog plc is also a public company in the UK and has a community of more than 35,000 shareholders.

Crowdfunding

The growth of BrewDog plc was fueled and funded by its radical crowdfunding model which first launched in 2010 as BrewDog plc tore up convention, turned the traditional business model on its head and launched "Equity for Punks" giving thousands of people a front row seat to the craft beer revolution.

By the end of 2015, BrewDog plc held the world record for the biggest online equity based crowdfunding campaign and, to date, has used Equity for Punks to raise more than £20m of investment into BrewDog plc, while building a community of more than 35,000 investors.

BrewDog plc led the way in crowdfunding in Europe, and BrewDog USA plans to do the same in the U.S. BrewDog USA is now looking to replicate this equity crowdfunding model in the U.S. The launch of the JOBS Act and Regulation A+ makes it possible for us to raise capital from thousands of people who love craft beer.

BrewDog USA Overview

BrewDog beers have been available in limited quantities in the U.S. since 2008 but BrewDog plc's Scottish brewery has simply not been able to keep up with the demand for our beers in America. BrewDog USA plans to change all of that. By opening our new brewery in Ohio, we will be able to meet the American demand and give ourselves a great platform and infrastructure for growth in the world's biggest craft beer market.

We already have distribution agreements close to being finalized with craft beer distributors in more than 20 states that will lock down our route to market and ensure we will hit the ground running. Furthermore, we already have a sales history with retailers such as Whole Foods. Our TV show

BrewDogs has run for three seasons on the Esquire Network giving our brand further national exposure in America.

We are well on our way to completing our new state of the art brewery in Ohio on a 42 acre site which is just over 10 miles from downtown Columbus. Our initial 100,000 square foot brewery building will feature a tap room, an 8,000 square foot restaurant, an outdoor patio with additional customer space, a bottle shop and a visitor centre offering tours on site. We will also have 17,000 square feet of office space, a 16,000 square foot brewhouse, a packaging hall of 11,000 square feet and a warehouse featuring 7,000 square feet of refrigerated space.

Everything about BrewDog USA is set up for growth and rapid expansion. From our 42 acre Columbus brewery site primed for future expansion in terms of space, transport links, utilities, infrastructure and brewing equipment to our team's UK experience, we have the contacts and people to make expansion happen quickly and efficiently. We already have plans for a potential 200,000 square foot extension; with plenty of space on the site for further building work thereafter, too.

Additionally, all of the equipment is also designed with expansion as the main focus. The initial brewhouse can support an annual capacity of 426,000 barrels by adding more fermentation tanks to the system and the building has been designed to take a second brewhouse when we fully utilize the capacity of the initial brewhouse. We will use all that we have learned at BrewDog plc's European site about quickly growing production in a craft brewery to maximize efficiencies and minimize equipment costs when growing our American operation.

We already have confirmed volumes and have distribution agreements in place for our beers. For a brand new operation, we believe BrewDog USA is in a strong position in terms of initial sales, orders and volumes. This is a position of strength we will look to build from quickly. With the U.S. craft beer market booming and projected to continue doing so for some time, we see enormous potential for BrewDog to grow and to grow very quickly in the U.S.

We have a team of people who are determined to ensure BrewDog fulfils its American potential. Our BrewDog USA team is made up of U.S. and UK craft beer industry veterans who will provide a wealth of local knowledge combined with the key people who have driven the success and growth of BrewDog plc's European business.

BrewDog Beers

All the beers BrewDog USA will brew in the U.S. have been successfully developed and launched in Europe and many are now established global brands. Our range is split between our Headliner and our Amplified line-ups, and we will use what we have learned to date to optimize our U.S. portfolio.

Punk IPA is BrewDog's flagship beer and the cornerstone of our Headliner Range. Punk IPA accounts for 60% of BrewDog plc's production and sales in Europe, and we anticipate this beer also being our flagship in the U.S. It is the first beer we ever made and has been BrewDog plc's best selling beer ever since. Layered with new world hops to create an explosion of tropical fruit and an all-out riot of grapefruit, pineapple and lychee before a spiky bitter finish, this beer is a transatlantic fusion. Punk IPA is the number one selling craft beer in the UK and is also the number one selling craft beer in Europe.

Other Headliner Range beers include:

  Kingpin - BrewDog's hoppy spin on the classic German pilsner style;

  5am Saint - our hopped up red ale delivering roasty, malty goodness with our favorite American and New Zealand hops;

Jet Black Heart - our milk and oatmeal stout that is all about mountains of chocolate with an opulent, velvety mouthfeel.

Our Amplified Range beers include:

  Elvis Juice - a 6.5% grapefruit infused IPA building on all our favorite hops and adding a huge grapefruit hit;
  Jack Hammer - a savagely bitter IPA that literally
  hammers hops into your palate;
  Cocoa Psycho - a 10% Imperial Russian stout combining decadence and attitude in this deep, dark beast of a beer.
  Hardcore IPA - our explicit imperial ale that, at 9.2% and over 100 IBU, is not for the faint of heart

These beers will make up around 95% of our production from BrewDog USA's Columbus, Ohio brewery; the remaining 5% will be small batch, seasonal and experimental brews.

BrewDog Bars

In 2010, BrewDog plc opened BrewDog Aberdeen, its first craft beer bar and has now opened BrewDog bars all over the planet. BrewDog plc has been the fastest-growing food and drink company in the UK for the last four years consecutively. During this time, BrewDog plc's management team has learned a lot about rapidly growing brewing production, scaling infrastructure and building teams to meet the demands of its ever-expanding business. That same management team now brings their knowledge and experience to BrewDog USA.

BrewDog plc's bar division has grown rapidly to 44 sites, with 30 in the UK and flagship sites internationally such as BrewDog Tokyo, BrewDog Barcelona and BrewDog Sao Paulo.

BrewDog Bars allow customers to indulge in everything that is great about craft beer. With knowledgeable staff who are passionately evangelical when it comes to craft beers, the BrewDog

Bars pride themselves on showcasing the best, most exciting and flavorsome craft beers that BrewDog plc can get its paws on from all corners of the planet.

As in Europe, BrewDog bars will be a key part of BrewDog USA's operation. Our first BrewDog bar in America, scheduled to open in late 2016, will be the onsite bar at our Columbus brewery. Our bars will enable us to sell more beer, increase our visibility, build our community and assist in getting the BrewDog brand into as many people's hands as possible. The BrewDog bar is a new spin on a craft beer bar, and the model for BrewDog bars has honed across the existing 44 international sites. Originally inspired by American bars, each BrewDog bar infuses European beer cafe culture, highly trained expert staff, contemporary Scottish food, and craft cocktails with board games into the mix. Our spaces are stripped back, raw, industrial and utilitarian using reclaimed materials and furniture.

Our combined brewing and retailing approach with a national ambition is a new business model in the U.S. craft beer industry. We intend to use this vertical integration to accelerate our growth, bolster our profitability and build deep and lasting connections with our customers. At BrewDog, we aim to shorten the distance as much as possible between ourselves and the people who enjoy our beers. Our BrewDog Bars enable us to do just that.

Key People

James Watt, Managing Director of BrewDog plc and Chief Executive Officer of BrewDog USA has been named Scottish Entrepreneur of the Year three times. He won the Great Britain Entrepreneur of the Year award in 2015. Penguin Publishing recently published his best selling business book Business for Punks. James is one of only eleven Master Cicerones in the world. Martin Dickie, BrewDog plc's Brewing Director and Chief Operations Officer of BrewDog USA, has won two gold medals for BrewDog beers at the World Beer Cups as well as four gold medals at the World Beer Awards, making BrewDog's beers amongst the highest rated and most decorated on the planet. James and Martin also host BrewDogs - the longest running beer television show in history - which is broadcast in the U.S. by the Esquire Network.

BrewDog's Columbus brewery will be run by Brewmaster Tim Hawn. Tim spent just under five years as Brewmaster at the renowned Dogfish Head craft brewery. In addition to brewing world-class craft beers at Dogfish Head, Tim oversaw a massive expansion in their production and brewing facilities.

Vice President of Sales Jason Davis will manage our American sales. Jason has spent his entire adult life in the beer business. In his previous role, Jason served as a Regional Manager for 13 years at the Sierra Nevada Brewing Company with complete responsibility for 16 states.

Let's Go America!

We plan to duplicate BrewDog plc's European successes in the far larger craft beer market of the U.S. We plan to take advantage of the brand recognition BrewDog already has stateside from our beer sales, our online footprint and our television show. We plan to build on the sales and distribution contracts we already have in place. We plan to take our team's experience of rapidly expanding a craft beer brewing and retailing business, and apply it to the U.S. market.

We want you to be along for the ride. And your investment will enable us to grow even faster.

Investment Analysis

The Company believes that it has strong economic prospects by virtue of the following dynamics of the industry, the success of BrewDog plc in the United Kingdom and elsewhere, and other reasons:

  Management believes that the trends for growth in the craft brewery industry in the Unites States are favorable.
  The demand for quality craft beer in the United States is expected to grow, creating an opportunity for the Company as it is already ahead of many competitors based upon its success in the United Kingdom and elsewhere.
  Management believes that the high quality of its craft beer, its knowledge of running a craft brewery and operating its brew pubs through BrewDog plc, and its experience in marketing its craft beers and brand will position BrewDog for profitable operations and will create new market opportunities in the United States.

Despite Management's beliefs, there is no assurance that BrewDog will be profitable, or that management's opinion of the industry's favorable dynamics will not be outweighed in the future by unanticipated losses, adverse regulatory developments and other risks. Investors should carefully consider the various risk factors below before investing in the Shares.

The Offering

Common Stock outstanding (1) (2)	6,315,789 Shares
Common Stock offered by us	1,052,632 Shares
Common Stock to be outstanding after the offering (3)	7,368,421 Shares

  All Shares of Common Stock are held by BrewDog plc.

  There is only one class of stock in the Company at present - Common Stock.

  The total number of Shares of Common Stock assumes that the maximum number of Shares are sold in this offering.

RISK FACTORS

The purchase of the Company's Common Stock involves substantial risks. You should carefully consider the following risk factors, in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company's business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward- looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company's business, please be advised that the Company's actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may differ from the Company's current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks Relating to the Company's Business

The Company Has Limited Operating History

The Company has a limited operating history and there can be no assurance that the Company's proposed plan of business can be developed in the manner contemplated and, if it cannot be, Shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations ever will be profitable.

The Company Is Dependent On Its Management, Founders and Sponsors to Execute the Business Plan

BrewDog is dependent on its management, founders and sponsors to execute the business plan. The success of the Company will depend on its ability to compete for and retain additional qualified key personnel to enhance the growth. The Company's business would be adversely affected if it were unable to recruit qualified personnel when necessary or if it were to lose the services of certain key personnel and it were unable to locate suitable replacements in a timely manner. Finding and hiring such replacements, if any, could be costly and might require the Company to grant significant equity awards or incentive compensation, which could have a material adverse effect on the Company's financial results and on your investment. The loss, through untimely death, unwillingness to continue or otherwise, of any such persons could have a materially adverse effect on the Company and its business.

The Company's Bank Accounts Will Not Be Fully Insured

The Company's regular bank accounts and the escrow account for this Offering each have federal insurance for only up to $250,000. It is anticipated that the account balances in each account may exceed $250,000 at times. In the event that either bank should fail, the Company may not be able to recover all amounts deposited in these bank accounts.

The Company's Business Plan Is Speculative

The Company's present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits.

The Company Faces Significant Competition in the United States

The Company will face significant competition in the United States craft brew marketplace. According to the Brewers Association, a not-for-profit trade association dedicated to small and independent American brewers, in November, 2014, U.S. brewery count passed the mark of 3,200 brewers in the country and the number of brewery licenses reached the highest ever, topping 4,500 in the first sixth months of 2014. Thirteen states (CA, CO, WA, OR, MI, NY, PA, TX, FL, WI, IL, NC, OH) had more than 100 breweries each and breweries were opening at a rate of 1.5 per day. In addition, as of November 2014, there were more than 2,000 breweries in planning. Competition in the brewpub, microbrewery and bar market is also significant.

A Disruption In Brewing Activities Could Have A Material Adverse Effect

A prolonged disruption to brewing activities (e.g., due to fire, industrial action or any other cause) at its brewing site could have a material adverse effect on the Company's ability to brew its products. This could have a material adverse effect on the Company's financial results and on your investment.

The Brew Pubs Could Have Licensing, Legal or Regulatory Problems

Some or all of the Brew Pubs could lose their licenses to sell alcoholic beverages or have their hours of operation curtailed as a result of hearings of the licensing boards in jurisdictions where they are located or as a result of any changes in legislation governing licensed premises in the various jurisdictions in which Brew Pubs are located or may be located, with a material adverse effect on the Company's financial results and on your investment.

The Cost of Establishing and Operating The Brew Pubs May Be Higher Than Expected

The costs of establishing and operating the Brew Pubs may be higher than expected. Although management of BrewDog plc has undertaken projections and opened similar sized licensed premises in cities outside the U.S. in the past and has made such information available to the Company, costs may be greater in the U.S. locations and may increase as a result of economic or other factors beyond the Company's control, with a resulting material adverse effect on the Company's financial results and on your investment.

The Company Intends To Incur Debt

The Company expects to incur debt secured by the land and/or the assets of its brewery, and it may incur debt (including secured debt) in connection with opening and/or operating Brew Pubs. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

The Company May Have Obligations Under a Line of Credit

BrewDog plc will as necessary extend a line of credit to the Company to be drawn as needed to build and equip the U.S. brewery and to cover operating losses until the Company becomes cash flow positive. The Company intends to reduce reliance on this line of credit with debt from banks or lenders, secured by liens on the land, brewery building, and equipment. The Company expects to evaluate such loan or credit options during or following the closing of this Offering. Complying with obligations under the line of credit or the loans may have a material adverse effect on the Company and on your investment.

The Company's Expenses Could Increase Without a Corresponding Increase in Revenues

The Company's operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company's financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to

(1) increases in the rate of inflation; (2) increases in taxes and other statutory charges; (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies; (4) significant increases in insurance premiums; (5) increases in borrowing costs; and (5) unexpected increases in costs of supplies, goods, materials, construction, equipment or distribution.

The Company's Will Be Reliant On Key Suppliers

The Company intends to enter into agreements with key suppliers and will be reliant on positive and continuing relationships with such suppliers. Termination of those agreements, variations in their terms or the failure of a key supplier to comply with its obligations under these agreements (including if a key supplier were to become insolvent) could have a material adverse effect on the Company's financial results and on your investment.

Increased Costs Could Affect The Company

An increase in the cost of raw materials or energy could affect the Company's profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials, glass bottles and other packaging materials used by the Company. The Company may also be adversely affected by shortages of raw materials or packaging materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. The Company may not be able to increase its prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

Inability to Maintain and Enhance Product Image

It is important that the Company maintains and enhances the image of its existing and new products. The image and reputation of the Company's products may be impacted for various reasons including litigation, complaints from regulatory bodies resulting from quality failure, illness or other health concerns. Such concerns, even when unsubstantiated, could be harmful to the Company's image and the reputation of its products. From time to time, the Company may receive complaints from customers regarding products purchased from the Company. The Company may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against the Company if no reimbursement is made. The Company may become subject to product liability lawsuits from customers alleging injury because of a purported defect in products or sold by the Company, claiming substantial damages and demanding payments from the Company. The Company is in the chain of title when it manufactures, supplies or distributes products, and therefore is subject to the risk of being held legally responsible for them. These claims may not be covered by the Company's insurance policies. Any resulting litigation could be costly for the Company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the Company's business, results of operations, and financial condition. Any negative publicity generated as a result of customer complaints about the Company's products could damage the Company's reputation and diminish the value of the Company's brand, which could have a material adverse effect on the Company's business, results of operations, and financial condition, as well as your investment. Deterioration in the Company's brand equity (brand image, reputation and product quality) may have a material adverse effect on its financial results as well as your investment.

Trademark and Domain Challenges

The names and/or logos of Company brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Such challenges could have a material adverse effect on the Company's financial results as well as your investment.

Computer, Website or Information System Breakdown

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company's ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company's financial results as well as your investment.

Changes In The Economy Could Have a Detrimental Impact

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company's revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may decrease the disposable income that customers have available to spend on beer and/or alcohol consumption and may adversely affect customers' confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company's financial results and on your investment.

Volatility of Agricultural Commodities

The Company uses agricultural commodities in the manufacturing of its beer. Commodity markets are volatile and unexpected changes in commodity prices can reduce the Company's profit margin and make budgeting difficult. Many factors can affect commodity prices, including but not limited to political and regulatory changes, weather, seasonal variations, technology and market conditions. Some of the commodities used by the Company are key ingredients in its beer and may not be easily substituted. In particular, the Company uses large quantities of hops and may be reliant on a single supply contract for this ingredient. Any of such events or occurrences could have a material adverse effect on the Company's financial results and on your investment.

Regulatory and Legal Hurdles

The operation of a brewery, wholesale and retail distribution of beer, and operation of Brew Pubs will each be subject to obtaining a liquor license or other licensure in the states in which such operations take place. An unanticipated delay or unexpected costs in obtaining or renewing such licenses, or unanticipated hurdles which have to be overcome or expenses which have to be paid, could result in a material adverse effect on the Company's business plan and financial results and on your investment.

Government and Other Campaigns and Laws Could Reduce Demand

Government-sponsored campaigns and campaigns by other third parties against excessive drinking, licensing reforms relating to the sale of alcoholic beverages and changes in drunk driving laws and other laws may reduce demand for the Company's products and any change in the brewing legislation and other legislation could have an impact upon present and future products which the Company may produce, which could have a material adverse effect on the Company's financial results and on your investment.

Risks Relating to This Offering and to Ownership of the Shares

The Company May Undertake Additional Equity or Debt Financing That May Dilute The Shares In This Offering

The Company may undertake further equity or debt financing which may be dilutive to existing Shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of Shareholders, including you, and also reducing the value of shares subscribed for under this Offering.

The Shares Are Offered On A "Best Efforts" Basis And The Company May Not Raise The Maximum Amount Being Offered

The Company is offering the Shares through on a "best efforts" basis. In a "best efforts" offering, there is no assurance that the Company will sell enough Shares to meet its capital needs. If you purchase Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full use of proceeds the Company has outlined in this Offering Circular or to meet the Company's working capital needs.

The Company May Not Be Able To Obtain Additional Financing.

Even if the Company is successful in selling the maximum amount of Shares in the Offering, the Company may require additional funds to continue and grow its business. The Company may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force the Company to delay its plans for growth and implementation of its strategy which could seriously harm its business, financial condition and results of operations. If the Company needs additional funds, the Company may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to the Company‘s current Shareholders and to you, if you invest in this Offering.

The Offering Price Has Been Arbitrary Determined

The offering price of the Shares has been arbitrarily established by the Company based upon its present and anticipated financing needs and bears no relationship to the Company's present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the Shares may not be indicative of the value of the Shares or the Company, now or in the future.

The Management Of The Company Has Broad Discretion In Application of Proceeds

The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

An Investment in the Company's Shares Could Result In A Loss of Your Entire Investment

An investment in the Company's Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

There Is No Assurance The Company Will Be Able To Pay Distributions To Share Holders

While the Company desires to pay distributions at some point in the future to its Shareholders when and if the Company is profitable, there can be no assurance that cash flow and profits will allow such distributions to ever be made.

There is No Public Trading Market for the Company's Shares

At present, there is no active trading market for the Company's securities and the Company cannot assure that a trading market will develop. The Company's Common Stock has no trading symbol. In order to obtain a trading symbol and authorization to have the Company's securities trade publicly, the Company must file an application on Form 211 with, and receive the approval by, the Financial

Industry Regulatory Authority ("FINRA") of which there is no assurance, before active trading of the Company's securities could commence. If the Company's securities ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD's automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of the Shares and the Company's securities may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors' Shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, there is absolutely no assurance that Shares could be sold under Rule 144 or otherwise until the Company becomes a current public reporting company with the Securities and Exchange Commission and otherwise is current in the Company's business, financial and management information reporting, and applicable holding periods have been satisfied.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and "forward- looking statements" which can be identified by the use of forward-looking terminology including the terms "believes," "anticipates," "continues," "expects," "intends," "may," "will," "would," "should," or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include all matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward- looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company's business, please be advised that the Company's actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued us or third party publishers.

DILUTION

The term "dilution" means the reduction of any one Share as a percentage of the aggregate Shares outstanding. If all of the Shares in this offering are fully subscribed and sold, the Shares offered herein will constitute approximately 14.29% of the total Shares of Common Stock of the Company. The Company anticipates that subsequent to this offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this offering.

As of December 31, 2015, the net tangible book value of the Company was $1,497,241. Based on the number of shares of Common Stock issued and outstanding as of the date of this Offering Circular (6,315,789), that equates to a net tangible book value of approximately $0.24 per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders' equity adjusted for the retained earnings (deficit), divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after December 31, 2015, other than to give effect to the sale of 1,052,632 shares of common stock being offered by the Company in this Offering Circular for the subscription amount of $50,000,000, the pro forma net tangible book value, assuming full subscription, would be $51,497,241. Based on the total number of shares of Common Stock that would be outstanding assuming full subscription (7,368,421) that equates to approximately $6.99 of tangible net book value per share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholder BrewDog plc will have immediately increased by approximately

$6.75 without any additional investment on its part and the net tangible book value per Share for new investors will be immediately diluted to $40.51 per Share. These calculations do not include the costs of the offering, and such expenses will cause further dilution.

The following table illustrates this per Share dilution:

Offering price per Share[x]	$47.50

Net Tangible Book Value per Share before Offering (based on 6,315,789 shares)	$0.24

Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (based on 7,368,421 shares)	$6.75

Net Tangible Book Value per Share after Offering (based on 7,368,421 shares)	$6.99

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$40.51

x Before deduction of offering expenses

There is a material disparity between the price of the Shares in this Offering and the effective cash cost to BrewDog plc for Shares acquired by them in a transaction during the past year, or that they have a right to acquire. As set out in the Consolidated Statement of Stockholder’s Equity in Section F/S Financial Statements below, BrewDog USA Inc.’s operations are funded by BrewDog plc as an interest free intercompany balance repayable on demand. Total funding provided during 2015 amounted to $1,796,095 and of which $1,750,000 was converted to additional-paid in capital. As a result, the average effective cash contribution of BrewDog plc for shares acquired by them in a transaction during the past year was approximately $0.28 per share, whereas the public contribution under this public offering will be $47.50 per share.

PLAN OF DISTRIBUTION

None of the Shares being sold in this offering are being sold by present securities holders. All of the Common Stock will is newly authorized and issued by the Company.

Source Capital Group Inc. ("Source") shall act as the Lead Placement Agent for the securities being offered in this Offering. Source has entered into a contract with the Company to provide these services. Source will not be committed to take and/or to pay for any of the securities being offered. Source is merely an agency under a "best efforts" contractual arrangement. Source may, in its discretion and with the consent of the Company, contract with or otherwise enter into arrangements with other placement agents who may become part of a selling group, however no such arrangements are in place as the date of this Offering Circular.

The Company shall pay Source, as lead placement agent, a commission equivalent to (i) 5% of capital raised up to the first $10 million raised, (ii) for all capital raised between $10,000,001 and $15,000,000, a fee of 5.5%, (iii) for all capital raised between $15,000,001 and $20,000,000, a fee of 6%, (iv) for all capital raised between $20,000,001 and $25,000,000, a fee of 6.5%, (v) for all capital raised between $25,000,001 and $30,000,000, a fee of 7%, (vi) for all capital raised between $30,000,001 and $35,000,000, a fee of 7.5%, (vii) for all capital raised between $35,000,001 and $50,000,000, a fee of 8%. Source may allocate its cash commission among members of a selling group and brokers in its discretion and with the consent of the Company. Source does not anticipate having any out-of-pocket expenses or being reimbursed for any such expenses, but is contractually entitled to such reimbursement, after this offering becomes live, should any such reasonable expenses be incurred.

There are no plans to return funds to subscribers if all of the securities to be offered are not sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to break escrow and distribute funds to the Company. There will be no material delay in the payment of the proceeds of the Offering by Source to the Company.

The sale of other securities of the same class as those to be offered for the period of distribution will be limited and restricted to those sold through this Offering. Because the Shares being sold are not publicly or otherwise traded, the market for the securities offered is presently stabilized.

USE OF PROCEEDS TO ISSUER

The foregoing Use of Proceeds is an estimate based on the Company's current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the Shares in this Offering are $50,000,000.00 The net proceeds from the offering, assuming it is fully subscribed, are expected to be approximately $46,600,000.00 after the payment of offering costs including placement agent and selling commissions, printing, mailing, legal and accounting costs, and other compliance and professional fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the Company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the Company intends to use the majority of the proceeds for general working capital and, once certain funding milestones are met, to build and open additional BrewDog bars. At present, management's best estimate of the use of proceeds, at various funding milestones, is set out in the chart below. However, potential investors should note that this chart contains only the best estimates of the Company's management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the Company at different times in the future, and the discretion of the Company's management at all times.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the issuer. The officers and directors of the Company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company's management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

Total Raised in Offering	$2,500,000	$5,000,000	$10,000,000	$25,000,000	$50,000,000
Salaries and Wages	$100,000	$500,000	$750,000	$1,250,000	$1,750,000
Construction	$1,000,000	$1,000,000	$1,000,000	$6,000,000	$6,750,000
Purchase of Equipment	$1,000,000	$1,500,000	$2,500,000	$5,000,000	$10,000,000
Open BrewDog Pubs			$3,000,000	$7,500,000	$22,500,000
Working Capital		$500,000	$500,000	$750,000	$1,000,000
Materials and Inventory	$100,000	$225,000	$250,000	$500,000	$750,000
Marketing		$100,000	$150,000	$250,000	$400,000
Office Expenses			$25,000	$100,000	$150,000
Furniture & Fixtures	$50,000	$150,000	$200,000	$300,000	$400,000
Product Development		$250,000	$400,000	$750,000	$1,000,000
Travel & Entertainment		$100,000	$150,000	$250,000	$400,000
Utilities		$250,000	$350,000	$500,000	$650,000
Computers and Software	$50,000	$100,000	$100,000	$150,000	$200,000
Licenses			$50,000	$175,000	$550,000
Legal				$25,000	$50,000

Accounting				$25,000	$50,000
Offering Expenses	$75,000	$75,000	$75,000	$75,000	$75,000
Placement Agent Fees	$125,000	$250,000	$500,000	$1,400,000	$3,325,000
TOTAL	$2,500,000	$5,000,000	$10,000,000	$25,000,000	$50,000,000

DESCRIPTION OF THE BUSINESS

Narrative

BrewDog USA Inc. was formed on April 22, 2015, as a Delaware Corporation, for the general purpose of brewing and distributing craft beer in the United States. BrewDog USA is, prior to the Shares being sold in this Offering, wholly owned by BrewDog plc, a United Kingdom company.

BrewDog USA wholly owns two subsidiaries: BrewDog Brewing Company LLC, an Ohio limited liability company, that will act as an operating company and will own the brewing equipment and BrewDog Columbus LLC, an Ohio limited liability company, that will own the land and the building where our Columbus brewery sits. Both BrewDog Brewing Company LLC and BrewDog Columbus LLC will, in the Company's belief, be treated as disregarded entities by the Internal Revenue Service, with all revenues and expenses being passed through to BrewDog USA. For purposes of this Offering Circular, "BrewDog USA" or the "Company" or "we" or "our" will refer to BrewDog USA Inc., BrewDog Brewing Company LLC and BrewDog Columbus LLC in the collective. The BrewDog brand, in general and without specific reference to either BrewDog USA or BrewDog plc, is referred to as "BrewDog" with no additional wording throughout this Offering Circular.

Introduction to BrewDog USA Inc.

BrewDog exists to make other people as passionate about great craft beer as we are. We are on a mission to put the taste, flavor and artisan craftsmanship back into people's beer glasses.

BrewDog's Headliner Range of Craft Beers

With BrewDog USA, we are combining Europe's most explosive craft brewery with the world's most explosive craft beer market. Expect fireworks.

We want to build on BrewDog plc's successes as Europe's leading craft brewer and take BrewDog's hardcore hoppy ales to the people of America. We have already built a distribution network in the

U.S. and have brand recognition in the U.S. on the back of our TV show BrewDogs that airs on Esquire Network. Our management team, our beers and our business model are tried and tested, all dialed in and soon to be unleashed on the United States of America.

BrewDog plc is the largest and fastest-growing craft brewer in Europe and has been the fastest- growing food and drink company in the UK for the last 4 years consecutively. In addition to brewing beer, there are 44 successful BrewDog bars all over the planet. BrewDog USA intends to import this part of the BrewDog business model to the USA.

We plan to take all we have learned from BrewDog plc's Scottish business and build a business in the United States - the largest, fastest growing and most vibrant craft beer market in the world.

BrewDog USA's American brewery in Columbus, Ohio is already being built. We have a team in place and our route to market is close to being locked down with distribution deals pending in more than 20 states. With your investment, BrewDog USA's team hopes to scale our American business even faster than was done in the UK, as we plan to roll out distribution of our range of beers and also look to build a brewpub operation with a nationwide footprint.

Introduction to BrewDog plc: BrewDog's UK Company

  Punk IPA: Our Top Seller

BrewDog USA is currently 100% owned by BrewDog plc, Europe's leading craft brewer and owner of Europe's largest chain of craft beer bars with 44 outlets. BrewDog USA will share the same senior management team as BrewDog plc and will brew the same beers for the U.S. market that are currently leading the way in Europe. BrewDog's flagship beer, Punk IPA, is the UK & Europe's best selling craft beer, and it is BrewDog USA's intention to make it one of America's best selling craft beers.

We will take advantage of BrewDog plc's infrastructure, expertise, intellectual property and experienced people as we look to turbo- charge our American business. Despite only starting in 2007, BrewDog plc has grown exponentially, and we believe BrewDog USA can enjoy a much steeper growth trajectory given the starting point our distribution footprint and brand awareness give our U.S. business.

Two Punks, One Mission

The story of BrewDog began in 2007. In a derelict shed in an industrial park in Northeast Scotland, BrewDog was founded by best friends and home-brewers James Watt and Martin Dickie. Before starting BrewDog, James was the captain of a North Atlantic fishing boat while Martin was working as a brewer and distiller. James and Martin both quit their jobs, got a £20,000 bank loan and some second hand stainless steel tanks, and set out to turn the UK beer scene on its head. They bootstrapped a tiny ramshackle brewery together on a shoestring budget. They did most of the set-up and building work themselves because they could not afford to get anyone to help them.

James and Martin have grown BrewDog from its humble start to Europe's largest craft brewery

James and Martin had a very simple mission when they founded BrewDog: to make other people as passionate about great craft beer as they are. As a company, BrewDog plc focuses on two key things: its beer and its people. BrewDog plc not only wants to brew the best beers in the world, it also strives to be the best company to work for in the world. BrewDog USA has inherited those same traits and qualities, and plans to extend those qualities that make the BrewDog brand so special to our brewery and Company in the United States.

For the first 12 months of its existence, BrewDog plc was just two humans and one dog. James and Martin did everything: brewing, bottling by hand, sales and even delivered their beer from their car trunks as they spent most of their weekends selling their beers at local street markets. The fledgling enterprise quickly started to grow quickly as more customers wanted to stock their beers. By 2009,

BrewDog was the largest independent brewery in Scotland and was already exporting its beers to 15 countries in Europe and selling to major retail chains in the UK such as Tesco, Sainsbury's, Waitrose and ASDA.

In 2010, BrewDog plc opened its first ever craft beer bar in their hometown as BrewDog Aberdeen. BrewDog plc wanted to give people somewhere to drink world-class craft beer in an environment where James and Martin would want to hang out. BrewDog plc now has 44 BrewDog bars all over the planet.

As you can see from the graph below, the BrewDog brand has continued to grow quickly ever since and BrewDog plc has been the fastest-growing food and drink company in the UK for the last four years consecutively. During this time, BrewDog plc's management team has learned a lot about rapidly growing brewing production, scaling infrastructure and building teams to meet the demands of its ever-expanding business. That same management team now brings their knowledge and experience to BrewDog USA.

BrewDog: Bringing its UK experience in rapid growth to the U.S.

Today, BrewDog plc employs more than 600 passionate people, ships its beer to more than 50 countries around the world, owns and operates in conjunction with local partners 44 craft beer bars and also owns one of the world's most advanced craft breweries from its base in Aberdeenshire in Northeast Scotland. Its flagship beer, Punk IPA is the leading craft beer in the UK and in Europe and BrewDog plc has been solidly profitable every year since 2008. BrewDog plc is also a public company in the UK and has a community of more than 35,000 shareholders.

James Watt, BrewDog plc Managing Director and the Chief Executive of BrewDog USA Inc., has been named Scottish Entrepreneur of the Year three times and won the Great Britain Entrepreneur of the Year award in 2015. James has recently published the best selling business book Business for Punks with Penguin Publishing. James is also one of only nine Master Cicerones in the world. Martin Dickie, BrewDog plc's Brewing Director and Chief Operations Officer of BrewDog USA, has won two gold medals for BrewDog beers at the World Beer Cups as well as four gold medals at the World

Beer Awards, making BrewDog's beers amongst the highest rated and most decorated on the planet. James and Martin also host BrewDogs - the longest running beer TV show in history - which is shown the U.S. by the Esquire Network.

The BrewDog team constantly seeks to challenge people's perceptions of what beer can be. In addition to brewing our everyday beers, we make limited edition high-octane brews that look to take innovation in brewing to new levels. We make a series of ice-distilled beers that are up to 32% ABV, we have brewed the strongest beer in the world three times, we have served a beer as a fog, we have served beer from taxidermy and we have even brewed a beer at the bottom of the north Atlantic.

Equity for Punks in Europe

BrewDog plc is an alternative business owned by thousands of people who love craft beer. They are BrewDog plc's shareholders, friends, community and the heart and soul of its business. The growth of BrewDog plc was fueled and funded by its radical crowdfunding model which first launched in 2010 as BrewDog plc tore up convention, turned the traditional business model on its head and launched "Equity for Punks" giving thousands of people a front row seat to the craft beer revolution.

Equity for Punks was an online equity-based crowdfunding campaign in the UK. At the end of 2015, BrewDog plc held the world record for the biggest online equity based crowd funding campaign and, to date, has used Equity for Punks to raise more than £20,000,000 of investment into BrewDog plc, while building a community of more than 35,000 investors. Sitting amid the harsh and rugged landscape of Aberdeenshire, BrewDog plc's HQ brewery was built with the proceeds of the Equity for Punks investment rounds making it the one of the world's most successful substantially- crowdfunded breweries.

BrewDog USA is now looking to replicate this equity crowdfunding model in the U.S. The launch of the JOBS Act and Regulation A+ makes it possible for us to raise capital from thousands of people who love craft beer, regardless of how wealthy they might be. BrewDog plc led the way in crowdfunding in Europe, and BrewDog USA plans to do the same in the U.S.

BrewDog plc's Aberdeenshire Brewery

BrewDog plc's initial brewery was cobbled together in Fraserburgh, Scotland then expanded multiple times. The company eventually ran out of space and in 2012 moved into its present home - a state of the art eco-brewery in Ellon, a town in Aberdeenshire, Scotland. Located on a green field site, BrewDog plc's Ellon brewery is technologically advanced and environmentally friendly.

BrewDog plc's Aberdeenshire Brewery

Environmentalism and technology are very important to BrewDog. BrewDog plc's existing brewhouse features a progressive heat recovery system, which drastically cuts its energy consumption. All of the Ellon brewery's brewing by-products (spent malt, hops and yeast) are utilized by local farmers. The Ellon brewery also has a laboratory with state of the art equipment that allows BrewDog to completely focus on the quality of its beers. BrewDog plc's Ellon brewery also boasts a tap room called DogTap, and a high-tech pilot brewhouse where new beers are developed.

BrewDog Bars

BrewDog plc's first BrewDog Bar opened in Aberdeen in 2010. Since then, the bar division has grown rapidly and there are now 30 BrewDog Bars in the UK, and a total of 44 sites worldwide including flagship sites internationally such as BrewDog Tokyo, BrewDog Barcelona and BrewDog Sao Paulo.

BREWDOG BARS AROUND THE WORLD

GREENLAND
(DENMARK)
SVALBARD
(NORWAY)
ALASKA (USA)
CANADA
ICELAND
FINLAND
RUSSIA
KAZAKHSTAN
MONGOLIA
CHINA
JAPAN
INDIA
UNITED STATES OF AMERICA
MEXICO
CUBA
VENEZUELA
GUYANA
COLOMBIA
ECUADOR
PERU
BRAZIL
BOLIVIA
PARAGUAY
CHILE
URUGUAY
ARGENTINA
SPAIN
PORTUGAL
ITALY
GREECE
TURKEY
SYRIA
IRAQ
IRAN
ALGERIA
LIBYA
EGYPT
SAUDI
ARABIA
OMAN
YEMEN
MALI
NIGER
CHAD
SUDAN
ERITREA
ETHIOPIA
SOMALIA
NIGERIA
UGANDA
KENYA
TANZANIA
ANGOLA
ZAMBIA
NAMIBIA
BOTSWANA
ZIMBABWE
MOZAMBIQUE
MADAGASCAR
SOUTH
AFRICA
UKRAINE
BELARUS
ESTONIA
LATVIA
LITHUANIA
UK

GLOBAL BAR LOCATIONS

1 BARCELONA
2 BOLOGNA
3 BRUSSELS
4 FIRENZE
5 GÖTEBORG
6 GRÜNERLØKKA
7 HELSINKI
8 KUNGSHOLMEN
9 ROMA
10 ROPPONGI
11 SÃO PAULO
12 SÖDERMALM
13 TURKU
14 HONG KONG

UK BAR LOCATIONS

15 DOGTAP
16 CASTLEGATE
17 ABERDEEN
18 DUNDEE
19 STIRLING
20 GLASGOW
21 DOGHOUSE MERCHANT CITY
22 BOTTLEDOG EDINBURGH
23 EDINBURGH
24 NEWCASTLE
25 SHUFFLEDOG LEEDS
26 LEEDS
27 LIVERPOOL
28 MANCHESTER
29 SHEFFIELD
30 NOTTINGHAM
31 LEICESTER
32 BIRMINGHAM
33 CARDIFF
34 BRISTOL
35 CAMDEN
36 DOG EAT DOG
37 SHOREDITCH
38 CLERKENWELL
39 BOTTLE-DOG KINGS X
40 SOHO
41 SHEPHERDS BUSH
42 CLAPHAM JUNCTION
43 BRIGHTON
44 TWO BIT

There are currently 44 BrewDog Bars globally with another 10 under construction

BrewDog Bars allow customers to indulge in everything that is great about craft beer. With knowledgeable staff who are passionately evangelical when it comes to craft beers, the BrewDog Bars pride themselves on showcasing the best, most exciting and flavorsome craft beers that BrewDog plc can get its paws on from all corners of the planet. In addition to serving a full range of BrewDog beers, they also offer an varied selection of food and coffee from artisan coffee roasters - BrewDog Bars are libraries of beery masterpieces from the likes of Stone, Mikkeller, To Ol, Beavertown, AleSmith and many more.

BrewDog Bar division serves three main purposes: (1) sell BrewDog beer contributing to the overall volume of beer BrewDog produces, (2) provide a showcase for he BrewDog brand where we control the customer experience and (3) raise the awareness and profile of BrewDog beers and craft beers overall. This degree of vertical integration has helped BrewDog plc scale quickly in the UK. BrewDog USA plans to do the same in the U.S.

BrewDog plc Future Plans

BrewDog plc's rapid growth over the last few years has enabled the continued investment in two of BrewDog's passions: its beer and its people. To help keep up with the demand for BrewDog beers in Europe, BrewDog plc is currently expanding its Scotland brewery and plans to open 16 new

BrewDog bars in the UK and Europe giving consumers more places to enjoy craft beer and continuing to grow the BrewDog brand.

BrewDog USA Inc. is the largest and most exciting of BrewDog plc's future plans. BrewDog USA has been planned for years, and already has distribution and the key personnel in place to ensure we hit the ground running.

Rapid growth is in the BrewDog DNA. And now we plan to transplant that DNA stateside.

BrewDog Beers

BrewDog is on a mission to make other people as passionate about world-class craft beer as we are. Our main priority is brewing high-quality beers. All the beers BrewDog USA will brew in the U.S. have been successfully developed and launched in Europe and many are now established global brands. Our range is split between our Headliner and our Amplified line-ups, and we will use what we have learned to date to optimize our U.S. portfolio.

Our Headliner Range Beers

BrewDog's Headliners, including our flagship beer: Punk IPA

Punk IPA

Punk IPA is BrewDog's flagship beer and the cornerstone of our Headliner Range. Punk IPA accounts for 60% of BrewDog plc's production and sales in Europe and we anticipate this beer also being our flagship in the U.S. It is the first beer we ever made and has been BrewDog plc's best selling beer ever since. Layered with new world hops to create an explosion of tropical fruit and an all-out riot of grapefruit, pineapple and lychee before a spiky bitter finish, this beer is a transatlantic fusion. Punk IPA is the number one selling craft beer in the UK and is also the number one selling craft beer in Europe.

NEILSON DATA – CRAFT BEER OFF TRADE SALES IN THE UK

Total Coverage, Top 10 Craft Beer Brands by Value Sales, MAT TY

Brand	Value Sales	Value % Chg YA	Average £/L
BREWDOG PUNK IPA	£8.5m	+131.7%	£4.61
INNIS & GUNN ORIGINAL	£2.7m	-2.9%	£4.19
BROOKLYN LAGER	£2.2m	+52.5%	£4.58
SAM ADAMS BOSTON LAGER	£2.2m	+1.7%	£4.09
GEM	£1.9m	+28%	£3.27
SIERRA NEVADA	£1.9m	+33.4%	£4.89
BLUE MOON	£1.7m	+13.6%	£4.28
DEAD PONY CLUB	£1.6m	+117%	£5.42
GOOSE ISLAND	£1.1m	+89.1%	£4.87
INNIS & GUNN RUM CASK	£0.9m	0%	£4.62

Punk IPA continues to lead the way for craft brew sales in the UK

Dead Pony Club is BrewDog's highly hopped session pale ale and the second biggest selling beer overall. Sales of Dead Pony Club have increased more than 130% in the UK over the last 12 months. This beer has been a key part of the BrewDog lineup since 2011, and we anticipate it being our second biggest selling beer in America.

Kingpin is BrewDog's hoppy spin on the classic German pilsner style. This is a beer that really excels on draft.

5am Saint is BrewDog's hopped up red ale delivering roasty malty goodness with our favorite American and New Zealand hops.

Jet Black Heart is BrewDog's milk and oatmeal stout which is also available on nitro dispense in kegs, this been is all about mountains of chocolate with an opulent velvety mouthfeel.

Our Amplified Range Beers

Elvis Juice is a 6.5% grapefruit infused IPA building on all our favorite hops and adding a huge grapefruit hit.

Jack Hammer is a beer with a huge cult following and a savagely bitter IPA that literally hammers hops into your palate.

Hardcore IPA is our explicit imperial ale, at 9.2% and over 100 IBU, and is not one for the feint of heart.

Cocoa Psycho is a 10% Imperial Russian stout combining decadence and attitude in this deep dark beast of a beer.

Our Amplified range: boxful flavor, high octane craft brews

These beers will make up around 95% of our production from BrewDog USA's Columbus, Ohio brewery. The remaining 5% will be small batch, seasonal and experimental brews.

BrewDog USA: The Why

At BrewDog USA, we are not reinventing the wheel. We plan to combine the experience and success of our explosive European craft brewery with the world's most explosive craft beer market - the U.S. We plan to roll out the same beers, the same retail concept, the same game plan and the same management team as we did with BrewDog plc. In the U.S., we have the potential to go much bigger, much harder and ultimately, much better because, unlike BrewDog plc's European operation, we are not starting from scratch.

We are close to finalizing distribution deals in more than 20 states with craft beer distributors in the U.S. ready and waiting for our beers. We already have a strong reputation in the U.S. with customers who are familiar with our beers and our story, so we will be servicing a demand that already exists. We have a team and an infrastructure already in place with plenty of experience having rapidly grown a craft beer business in the UK under their belts. Because of all of these factors combined, we plan to turbo-charge our growth trajectory in the U.S.

The U.S. Craft Beer Market

The U.S. is both the largest and fastest-growing craft beer market in the world. According to the Brewers Association, craft breweries account for 11% of the beer market in the United States, with over 25 million barrels of craft beer being produced in 2015 alone. Small brewing companies employed 115,469 people across America in 2014. In 2014, total beer production in the U.S. grew

0.5%, but craft beer grew 17.6%. It is forecasted that by 2020, craft beer will be 20% of the total American beer market.

BrewDog is coming to the rapidly growing craft beer market in the U.S.

Recent Acquisitions

There have been several recent acquisitions of craft breweries by larger companies in the U.S. Ballast Point Brewing Company, based in San Diego, had a production of 123,000 barrels in 2014 and was acquired by Constellation Group for $1 billion in November 2015. By comparison, BrewDog U.S.'s initial brewhouse and building will have a capacity of up to 426,000 barrels and we project sales of 85,000 barrels in our first full year of production. Furthermore, we will also have the retail element to our business through the roll out of BrewDog bars. Other recent craft beer acquisitions have included Lagunitas, Firestone Walker and Golden Road.

BrewDog in the U.S.

BrewDog beers have been available in limited quantities in the U.S. since 2008 via a California based importer. BrewDog plc has been unable to keep up with the demand from America from its Scottish based brewery. By brewing in our new brewery in Ohio, we will be able to meet the American demand as well as get much fresher beer to customers at a very competitive price point because we will not have the huge freight charges that BrewDog plc has shipping beer to the U.S.

BrewDog in the Media

BrewDog already has a strong media reputation in worldwide. BrewDog is one of the top four most followed craft breweries globally on social media and in 2015 received an average of more than 32,000 American visitors to its website on a monthly basis.

BrewDog has been featured in Huffington Post, CNN, CNBC, Time magazine and Forbes, and is regularly approached for comments and statements on key opinion pieces. BrewDog is regarded as a leading voice in craft beer, and our position on a wide range of topics from brewing to small business is held in high regard among a broad set of media outlets. BrewDog regularly appears in all UK national media, both online and in print, and regularly sees reach in excess of 1 million media impressions each month.

Captain James explaining the craft beer revolution on CNBC

Forbes Interview with James Watt discussing "The BrewDog Way"

BrewDog beers are also are highly prominent on beer rating websites. On the American website www.ratebeer.com, BrewDog beers were the 4th most rated beers globally in 2015 translating to a strong amount of brand equity in the craft beer community.

More press for James Watt and BrewDog's Punk Craft Beer Revolution

BrewDogs: The TV Show

Now airing its third season, our TV show BrewDogs is the longest-running beer TV show in history. Each episode of the show, broadcast on Esquire Network in the U.S., follows James and Martin as they travel across America (and the world) visiting amazing breweries and creating their own locally inspired craft brews. From brewing on a NASCAR speedway in Delaware to making beer under a frozen lake in Michigan, the TV show celebrates craft beer and has elevated James and Martin to two of the most-recognizable beer industry personalities in the U.S. and beyond. BrewDogs has helped to build BrewDog's reputation in the U.S. and further enhance the demand for our beers.

Esquire TV's BrewDogs series: The longest running beer show on television

The New BrewDog USA Brewery in Columbus, Ohio

We are already well on our way to completing our new brewery in Ohio on a 42 acre site just over 10 miles from downtown Columbus. The site benefits from great utilities such as water, gas and electric which will make it easy for us to scale our operations there and expand our American business. The site features strong transport links, being located directly on the Route 33 South Eastern Expressway as well as being serviced by rail, which should unlock great freight efficiencies as the company grows. At 42 acres, BrewDog USA will enjoy an abundance of space to scale its brewery and production. By comparison, BrewDog plc's Scottish brewery is on a site that is only 5.5 acres. Being only 10 miles from Columbus and sitting immediately next to the Canal Street Retail Mall, our visitor centre, tap room and restaurant also have what we feel are a great location.

Construction of our initial 100,000 square foot brewery building is well underway and the building is due to be completed in 2016. The building will feature a tap room and restaurant of 8,000 square feet as well as an outdoor patio with additional customer space. We will also have a bottle shop and a

BrewDog is bringing our experience from across the pond to the shores of America visitor center offering tours on site. We will have 17,000 square feet of office space. In terms of beer production, the brewhouse area is 16,000 square feet. The packaging hall is initially 11,000 square feet and our warehouse features 7,000 square feet of refrigerated space. The tap room will feature a stunning glass wall 28 feet high with views directly into our brewhouse so visitors can enjoy one of our beers while they watch our team in action.

Architect's rendering of BrewDog's Columbus Brewery

Progress on the building in Columbus as of February 2016

Our initial brewing equipment for the Ohio brewery is currently being manufactured. We are working with renowned Esau & Hueber from Germany to build the brewing equipment. BrewDog plc has worked with E&H since 2010 and much of the equipment in the Scottish brewery was built, supplied and commissioned by them. We have initially ordered a 170,000 barrel fully automated brewhouse. The brewhouse will have the potential to brew up to 426,000 barrels of beer annually. We have also ordered 22 fermentation tanks that will give us a starting capacity of 102,000 barrels. The production can be expanded up to 426,000 barrels simply by adding additional fermentation tanks because our system and building are designed with this expansion in mind. Furthermore, we are currently finalizing an order for a state of the art canning line from KHS that can fill up to 40,000 cans per hour. The equipment is due to start arriving in May, with the first test brews planned for mid-August 2016.

The Columbus building and its equipment are designed with rapid expansion in mind. The building was designed to be easily extended when required. We already have plans for a potential 200,000 square foot extension with plenty of space on the site for further building work thereafter, too. Additionally, the equipment is also all designed with expansion as the main focus. The initial brewhouse can support an annual capacity of 426,000 barrels by adding more fermentation tanks to the system and the building has been designed to be able to take a second brewhouse of 255,000 barrels when we fully utilize the capacity of the initial brewhouse. We will use all that we have learned at BrewDog plc's European site about quickly growing production in a craft brewery to maximize efficiencies and minimize equipment costs when growing our American operation. Long term, the Columbus brewery will eventually be able to support a total production in excess of 1.5 million barrels annually.

Why We Selected Columbus, Ohio.

We are excited to be building our American brewery in Columbus, Ohio. We selected Ohio, and specifically Columbus, for several reasons:

First, we saw a huge opportunity in the Midwest. We felt both the east coast and west coast had a number of craft breweries which created an opportunity for the type of beers we brew to build out from a strong foothold in this region. Second, there is no other mid-sized or large craft brewery in the Columbus area. This presented us with an opportunity to fill that void.

  The city of Columbus welcomed BrewDog with open arms

Third, we had a tremendous response and support from the people of Columbus and Ohio. Before we selected the location, we scouted many potential cities and sites and met the local community at each potential location. The response in Columbus was always overwhelmingly positive and many people went out of their way to convince us to build our new brewery there. The local community even launched the viral #BDOGTOCBUS campaign that had thousands of supporters online.

Fourth, Columbus is an outstanding location for us from a logistics and freight perspective. Our site is serviced by rail and directly on a main expressway. Columbus is within 500 miles (or a 9 hour drive) from just over half of the American population, making it the perfect location for us to further establish BrewDog in the U.S. market. Furthermore, we plan to export to Canada from BrewDog USA and Columbus is perfectly placed for sending our beers north of the border.

Fifth, we received a comprehensive incentive package from the local and state authorities to help us make the project happen. Overall, the support package in terms of incentives and other reductions amounted to more than $5 million. This package helped reduce the initial investment from our side and enabled the project to proceed faster and at a larger scale than we had originally envisioned.

Beer Sales

Because BrewDog beer has previously been sold in the U.S., albeit in limited quantities, we already have an established route to market that assists BrewDog USA. We are setting up a distribution network all over America and we have already have relationships with retailers such as Whole Foods and Bevmo. We hired Jason Davies as Vice President of Sales. Jason has a craft beer pedigree and spent the last 12 years heading up sales for Sierra Nevada in the Midwest with complete responsibility for their sales in 16 states. Everything is already in place for our aggressive and staged rollout from our Columbus base as we will look to continually add additional states and expand our distribution footprint all over America. We believe we are starting from a very strong position in terms of distribution, brand recognition and sales personnel and this strong position will enable us to hit the ground running and give us the best chance of hitting our growth targets.

BrewDog Bars

As in Europe, BrewDog Bars will be a key part of BrewDog USA's operation. Our first BrewDog Bar in America will be the onsite bar at our Columbus brewery and is scheduled to open in late 2016. In addition, we are currently negotiating to open a second location in the Franklinton area near downtown Columbus. Given the U.S. laws we must comply with, American bars all have to be brew- pubs so each bar we have in the U.S. will have small batch brewing equipment on site and will brew its own special beers to sit on tap alongside the beers we will brew at the Columbus brewery.

Just as they do in Europe, our bars will enable us to sell more beer, gain additional visibility, build our community, and get the BrewDog brand into as many people's hands as possible. Although we only anticipate around 5% of our overall Columbus production will be sold in our own bars, we believe they will contribute in excess 25% to our overall turnover during the first five years given the additional mark-up on selling direct to the customer and also the revenue generated from other items such as food and drinks we will sell.

The BrewDog Bar is a new spin on the craft beer bar that BrewDog plc has honed across 44 sites internationally. Originally inspired by American bars, each BrewDog bar infuses European beer cafe culture, highly trained expert staff, contemporary Scottish food, and craft cocktails with board games into the mix. Our spaces are stripped back, raw, industrial and utilitarian using reclaimed materials and furniture and where, in our opinion, the most beautiful thing is the beer in the glass.

We favor small, alternative locations and our DIY design ethos both contributes to the vibe and keeps our initial cost down. Our American bar expansion plans will take advantage of all of the experience the BrewDog plc team has in quickly building and establishing the 44 BrewDog Bars located all over the world.

Our combined brewing and retailing approach with a national ambition is a new business model in the U.S. craft beer industry. We intend to use this vertical integration to accelerate our growth, bolster our profitability and build deep and lasting connections with our customers. At BrewDog, we love to shorten the distance as much as possible between ourselves and the people who enjoy our beers. Our BrewDog Bars enable us to do just that.

BrewDog Bars: Helping to build the BrewDog brand worldwide.

BrewDog's U.S. Growth Plan

Everything about BrewDog USA is set up for growth. From our 42-acre Columbus brewery site primed for future expansion in terms of space, transport links, utilities, infrastructure and brewing equipment to our team's UK experience, we have the contacts and people to make expansion happen quickly and efficiently.

We are already looking for additional locations for our American BrewDog Bars. We have a concept which is finely tuned after BrewDog plc rolled out 44 new BrewDog bars over the last five years in the UK and internationally. Not only has this model already proven successful for us, it brings something new to the U.S. craft beer market.

We have a team of people who are determined to ensure BrewDog fulfils its American potential. Our BrewDog USA team is made up of U.S. and UK craft beer industry veterans who will provide a wealth of local knowledge combined with the key people who have driven the success and growth of BrewDog plc's European business.

We already have confirmed volumes and have distribution agreements already in place. For a brand new operation, we believe BrewDog USA is in a strong position in terms of anticipated initial sales, orders and volumes. This is a position of strength we will look to build from quickly. With the U.S.

craft beer market booming and projected to continue doing so for some time, we see enormous potential for BrewDog in the U.S.

We plan to duplicate BrewDog plc's European successes in the far larger craft beer market of the U.S. We plan to take advantage of the brand recognition BrewDog already has stateside from our beer sales, our online footprint and our television show. We plan to build on the amazing sales and distribution contracts we already have in place. We plan to take our team's experience of rapidly expanding a craft beer brewing and retailing business, and apply it to the U.S. market.

We want you to be along for the ride. And your investment will enable us to grow even faster.

DESCRIPTION OF PROPERTY

The brewery will be located at 96 Gender Road, Canal Winchester, Ohio 43110. The site consists of approximately 42 acres of land zoned for manufacturing. Originally, the site consisted of 52 acres, including 10 acres of public park land. On August 28, 2015, BrewDog Columbus LLC purchased the entire 52 acres from TS Trim Industries Inc. for $1,500,000. Also on August 28, 2015, the 10 acres of park land was sold to the City of Canal Winchester for $400,000. Therefore, the final 42-acre site was purchased by BrewDog Columbus LLC for $1,100,000. The brewery will be approximately 100,000 square feet, sitting 700 feet East of Gender Road. The building will house an approximately 16,000 square foot state-of-the art brewhouse, 11,000 square feet of packaging space 7,000 square feet of refrigerated, and over 17,000 square feet of office. The site is bordered by Gender Road to the West, a cycle path running along Groveport Road to the South, a baseball and skate park owned by the City of Canal Winchester to the East and railroad tracks to the North.

Construction of our initial 100,000 square foot brewery building is well underway and the building is due to be completed in 2016. The building will feature a tap room and restaurant of 8,000 square feet as well as an outdoor patio with additional customer space. We will also have a bottle shop and a visitor center offering tours on site. We will have 17,000 square feet of office space. In terms of beer production, the brewhouse area is 16,000 square feet. The packaging hall is initially 11,000 square feet and our warehouse features 7,000 square feet of refrigerated space. The tap room will feature a stunning glass wall 28 feet high with views directly into our brewhouse so visitors can enjoy one of our beers while they watch our team in action.

TS Trim
National Tire & Battery
First Brehman Bank
Burger King
PNC Bank
Waterloo Shopping Center
Walmart
Canal St
Valvoline
Car Wash
Goddard School
Gender Rd
W Waterloo St
Bigerton Bend
Railroad Tracks
Colonial Heating & Cooling
HFI LLC
W Walnut St
Marilyn Lane
John Dr
Barb Ln
Steen St
Archie Ct
Canal Winchester City Schools
O'Neil Tents
HFI LLC
Future BrewDog Facility
Madison Twnshp Fire Dept.
Hanners Park
Heritage Baptist Church
David Evangelical Church
Groveport Rd
Masonic Lodge
Thrush Dr
Altercare
CW Middle School
Eddleston Ct
Hemmingford Dr
Alstate
Columbus Gymnastics Co.
Fox Hill Dr

0
500
1,000
Feet
N

96 Gender Road

CW

Ariel rendition of the Columbus brewery site

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

BUSINESS

BrewDog USA Inc. ("BrewDog" or the "Company") was formed on April 22, 2015, as a Delaware Corporation, for the general purpose of brewing and distributing craft beer in the United States. BrewDog is, prior to the Shares being sold in this Offering, wholly owned by BrewDog plc, a United Kingdom company. BrewDog is building a brewery in Columbus, Ohio to manufacture its craft beer for national distribution across the U.S., as well as wholesale and retail sales and also to operate local retail bar/restaurant establishments, which may have small brewing facilities on site that will operate under the name "BrewDog" and will sell BrewDog beer, along with food items.

BrewDog USA Inc. is presently wholly owned by BrewDog plc, but as Shares in the Company are issued pursuant to this Offering, BrewDog plc's ownership in the Company will be diluted. If the maximum amount is raised in this Offering, BrewDog plc will own 85.71% of the Company. All shares in the Company are Common Stock with the same rights and privileges as set out herein.

Results of Operations

The period of April 22, 2015 (date of inception) to December 31, 2015

Revenue. Total revenue for the period of April 22, 2015 (date of inception) to December 31, 2015 was $0.00 as the Company is in the start-up phase.

Operating Expenses. Operating expenses for the period of April 22, 2015 (date of inception) to December 31, 2015 were $252,494. Operating expenses for the period were comprised of organization costs as well as attorney fees, accounting fees, other administrative expenses associated with setting up our operations, payroll, web site development and real estate taxes.

Net Loss. Net loss for the period of April 22, 2015 (date of inception) to December 31, 2015 was ($252,760). This net loss was the result of attorney fees, accounting fees, other administrative expenses associated with setting up our operations, payroll, web site development and real estate taxes. Currently operating costs exceed revenue because we do not have sales. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had net cash of $0.00 at December 31, 2015.

During the period of April 22, 2015 (date of inception) to December 31, 2015, we used $220,521 of cash for operating activities. A portion of the funds was used to pay general and administrative costs, accounting fees, professional fees, payroll, web site development and real estate taxes.

Cash used by financing activities relating to capital expenditures during the period of April 22, 2015 (inception) to December 31, 2015 was $1,575,574. Cash provided by investing activities during the period of April 22, 2015 (inception) to December 31, 2015 was $1,796,095 related to advances from BrewDog plc. Since inception, our capital needs have primarily been met by BrewDog plc.

Plan of Operations

Our plan of operation for the 12 months following the commencement of this Offering is as follows: We plan to complete the brewery in Columbus, Ohio in 2016. We plan to begin brewing our craft beers and have a team in place to distribute our products in more than 20 states. We plan to open our first BrewDog Bar in the United States in late 2016, and depending on the amount raised in this Offering, we plan to open other BrewDog Bars in the United States in the 12 months following the commencement of this Offering. We plan to hire staff to run our business and to help us follow through on our business plans.

In our opinion, the proceeds from this Offering will not satisfy our cash requirements and we anticipate it will be necessary to raise additional funds in the next six months to implement the plan of operations. We also anticipate that we will have additional capital requirements after the next six months in 2016 and throughout 2017. During that time frame, we do not expect to be able to satisfy our cash requirements through sales and the proceeds from this Offering alone, and therefore we anticipate we will attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other debt. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Trend Information

Because we are still building our brewery in Columbus and have not started to produce our products for sale yet, we are unable to identify any recent trends in production, sales and inventory, the state of the order book, costs or selling prices since the latest financial year. For the same reason, for the current financial year, we are unable to identify any known trends, uncertainties, demands, commitments or events based on our business that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

Revenue Recognition

The Company had no revenue during 2015. The Company had no returns during 2015.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of December 31, 2015, the BrewDog USA Inc. had one full-time employee, who was not an executive officer of the Company, and no part-time employees. The Company plans to actively hire additional employees at such time as the Company has sufficient capital or financing to fund the expanded launch of its business plans.

The directors, executive officers and significant employees of the Company as of December 31, 2015 are as follows:

Name	Position	Age	Term of Office	Approx.hours per week part- time employee
Executive Officers:
James Watt	Chief Executive Officer	34	4-22-15 to present	10
Neil Simpson	Chief Financial Officer	45	4-22-15 to present	10
Alan Martin Dickie	Chief Operations Officer	34	4-22-15 to present	10
Directors
James Watt	Chairman of Board of Directors	34	4-22-15 to present	N/A
Alan Martin Dickie	Director	34	4-22-15 to present	N/A
Neil Simpson	Director	45	4-22-15 to present	N/A

JAMES WATT

As the Managing Director and co-founder of BrewDog plc, James Watt has led the business to excellent growth in just eight short years. James was awarded Scottish Entrepreneur of the Year three times and Great Britain Entrepreneur of the Year in 2014, and is one of only eleven Master Cicerones in the world. Prior to BrewDog James turned his back on a legal career after studying Law & Economics and became the Captain of a North Atlantic fishing boat and spent seven years on the high seas. James also co-hosts the international hit TV show BrewDogs on Esquire

MARTIN DICKIE

As the "Beer Pirate" & Co-founder of BrewDog plc, Martin Dickie has a first class honors degree in Brewing & Distilling from Herriot Watt University. He is a renegade artist on a mission to change people's perceptions about beer and challenge their taste buds. Along with James, Martin hosts the hit international TV show BrewDogs.

NEIL SIMPSON

Neil Simpson joined BrewDog plc in August 2012, bringing with him more than 20 years of experience, (10 of which were at partner level), advising and acting for a wide variety of businesses through the Ritson Smith accountancy practice. Neil is a qualified chartered accountant with the Institute of Chartered Accountants in Scotland.

JASON DAVIS

Jason Davis has spent his entire adult life in the beer business. In 25 years, he has successfully developed, launched and grown brands into top tier category ranking performers. Prior to BrewDog he spent 13 years at the Sierra Nevada Brewing Company serving as a Regional Manager with complete responsibility for 16 states. He holds a bachelor's degree from Ohio University and is involved in numerous charitable organizations.

TIM HAWN

BrewDog's Columbus brewery will be run by Brewmaster Tim Hawn. For the past nineteen years, Tim has worked in breweries with capacities that ranged from over 10 million hL to running a 2 hL pilot system. He has brewed beers for Boston Beer Company, Pete's Wicked Ales, Dogfish Head Craft Brewery as well as a large multinational brewer. During his time in brewery leadership, he has worked with the brewing team to ensure beer quality across the board, regardless of which brewery it was produced at. He has led departments in all phases of brewery production from raw material selection to packaging and as Brewmaster at Dogfish Head Craft Brewery. Tim now joins Brew Dog USA, bringing his experience to his new role as Brew Dog USA's Brewmaster.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The directors of BrewDog USA Inc. are, at present, not compensated by the Company for their roles as directors. For the three present directors, only expenses are reimbursed for their participation on the board of directors. The Company may choose to compensate the present directors in the future, as well as compensate future directors, in the Company's discretion.

Executive Compensation

From its inception in April 2015 to the end of the past fiscal year, BrewDog USA Inc. paid no annualized salaries to its executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
James Watt	Chief Executive Officer	$ 0	$ 0	$ 0

Alan Martin Dickie	Chief Operations Officer	$ 0	$ 0	$ 0

Neil Simpson	Chief Financial Officer	$ 0	$ 0	$ 0

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants may be established in the future

Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided yet. Stock options or a significant equity ownership position in us may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of three directors. None of our directors are "independent" as defined in Rule 4200 of FINRA's listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so as of the date of this Offering Circular. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing and board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Delaware law. The Bylaws state that the Company shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company or such director or officer is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another company or of a partnership, limited liability company, joint venture, trust or other enterprise.

The Company believes that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company also may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

The Company may also enter into separate indemnification agreements with its directors and officers,

in addition to the indemnification provided for in our Bylaws. These agreements, among other things, may provide that we will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company's Bylaws, which are attached to this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of December 31, 2015. There is no beneficial ownership of our Common Stock at the time of this Offering by any of our directors or executive officers or by all of our directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock. Percentage of beneficial ownership before the offering is based on 6,315,789 Shares of Common Stock outstanding as of December 31, 2015.

BrewDog USA, Inc.
Common Stock
Name and Position of Beneficial Owner	Shares Beneficially Owned Prior To Offering		Shares Beneficially Owned After Offering
	Number	Percent	Number	Percent
BrewDog plc[2]	6,315,789	100.00%	6,315,789	85.71%
New Shares in Offering	N/A	N/A	1,052,632	14.29%
Total Shares in Class	6,315,789	100.00%	7,368,421	100.00%
Total Overall Shares	6,315,789	100.00%	7,368,421	100.00%

2 James Watt and Martin Dickie will exercise voting control over the shares of BrewDog plc. Collectively, Watt and Dickie own a majority of the voting stock of BrewDog plc and are authorized by BrewDog plc to vote on behalf of its shares of BrewDog USA, Inc.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

BrewDog plc, the Company's parent, has built a highly successful operation in the United Kingdom, with the same lines of business as BrewDog USA wishes to establish in the United States. As part of BrewDog plc's business, it previously established relationships with local beer and spirits distributors of BrewDog craft beers in the United States. BrewDog USA will therefore be able to draw upon such distribution relationships and BrewDog plc's expertise in launching the U.S. business.

In addition, BrewDog plc plans to enter into a license with BrewDog USA permitting the Company to use the intellectual property of BrewDog plc (including any trademarks) and any new marks created by BrewDog plc. It is anticipated that any new intellectual property will be owned by BrewDog plc, who will pay for the cost of clearing, registering and protecting any new intellectual property, and will be licensed to BrewDog USA.

During the last fiscal year, the Company was a participant in transactions with BrewDog plc, its parent company, in which the amounts involved exceed the lesser of $120,000 and one percent of the average of the Company’s total assets at year end for the last completed fiscal year. In these transactions, from April 22, 2015 to December 31, 2015. BrewDog plc made advances of $1,796,095 to the Company.

SECURITIES BEING OFFERED

The Company is offering Shares of its Common Stock. Except as otherwise required by law, the Company's Certificate of Incorporation or Bylaws, each Shareholder shall be entitled to one vote for each Share held by such Shareholder on the record date of any vote of Shareholders of the Company. The Shares of Common Stock, when issued, will be fully paid and non-assessable. Since it is anticipated that at least for the next 12 months the majority of the Company's Common Stock will be owned by BrewDog plc, the holders of Common Stock issued pursuant to this Offering Circular should not expect to be able to influence any decisions by management of the Company through the voting power of such Common Stock.

There are no other classes of stock in the Company as of the date of this Offering Circular. The Company does not expect to create any additional classes of Common Stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its common stock.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to rights of holders of additional classes of securities, if any), in the discretion of the Company's Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company's Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

The minimum subscription that will be accepted from an investor is Ninety-Five Dollars ($95.00) (the "Minimum Subscription").

A subscription for Ninety-Five Dollars ($95.00) or more in the Shares may be made only by tendering to the Company the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check or ACH. For subscriptions exceeding Ten Thousand Dollars ($10,000.00) or more, the subscription price may be delivered via wire transfer in a form acceptable to the Company. The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the Expiration Date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company's acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

There are no liquidation rights, preemptive rights, conversion rights, redemption provisions, sinking fund provisions, impacts on classification of the Board of Directors where cumulative voting is permitted or required related to the Common Stock, provisions discriminating against any existing or prospective holder of the Common Stock as a result of such Shareholder owning a substantial amount of securities, or rights of Shareholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class defined in any corporate document as of the date of filing. The Common Stock will not be subject to further calls or assessment by the Company. There are no corporate documents that limit liability to holders of Common Stock to further calls or to assessment by the issuer. There are no restrictions on alienability of the Common Stock in the corporate documents other than those disclosed in this Offering Circular. For additional information regarding the Shares, please review the Company's Bylaws, which are attached to this Offering Circular.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer's interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain "Disqualifying

Events" described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company's Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

ERISA CONSIDERATIONS

General Fiduciary Obligations. Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, "ERISA Plans"), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"). An investment in the Shares by an ERISA Plan must be made in accordance with the general obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the Shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary's independent control over the assets in his account is adequate to relieve the ERISA Plan's fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control, and must permit him to choose among a broad range of investment alternatives.

Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in Shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the Shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Regulations issued on November 13, 1986, by the Department of Labor (the "Final Plan Assets Regulations") provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as "plan assets"). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding "plan assets." Management anticipates that we would clearly be characterized as an "operating company" for the purposes of the regulations, and that it would therefore not be deemed to be holding "plan assets."

Classification of our assets of as "plan assets" could adversely affect both the plan fiduciary and management. The term "fiduciary" is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a "fiduciary" of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but also for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as "plan assets," certain transactions that we might enter into in the ordinary course of our business might constitute "prohibited transactions" under ERISA and the Code.

Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their "current value" as of the close of the plan's fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, "current value" means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the Shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, "Qualified Plan") and by an individual retirement account ("IRA") is generally exempt from taxation. However, if a Qualified Plan or IRA earns "unrelated business taxable income" ("UBTI"), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the Shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

INVESTOR SUITABILITY STANDARDS

The Shares will be sold only to a person who is not an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person's annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the Shares for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 25, 2016.

BrewDog USA, Inc.

By: /s/ James Watt
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ James Watt
James Watt
Chief Executive Officer and Director
April 25, 2016

By: /s/ Neil Simpson
Neil Simpson
Chief Financial Officer and Director
April 25, 2016

By: /s/ Alan Martin Dickie
Alan Martin Dickie
Chief Operations Officer and Director
April 25, 2016

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

SECTION F/S

FINANCIAL STATEMENTS

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

BREWDOG USA INC.
AS OF DECEMBER 31, 2015 AND FOR THE PERIOD FROM
APRIL 22, 2015 (INCEPTION) TO DECEMBER 31, 2015

1

2

REPORT OF INDEPENDENT AUDITORS

The Stockholders of Brewdog USA Inc.

We have audited the accompanying consolidated financial statements of Brewdog USA Inc., which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of comprehensive loss, changes in stockholder’s equity and cash flows for the period from April 22, 2015 (inception) to December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brewdog USA Inc. at December 31, 2015, and the consolidated results of their operations and their cash flows for the period from April 22, 2015 (inception) to December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Grandview, Ohio
March 1, 2016

3

BREWDOG USA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
For the period from April 22, 2015 (inception) to December 31, 2015

Costs and other expenses Administrative expenses	$ 252,494
Depreciation	266
Loss before income tax expense Income tax expense	(252,760) -
Net comprehensive loss	$(252,760)
Basic loss per share	$ (0.04)
Basic common shares outstanding	6,315,789

See accompanying notes.

4

BREWDOG USA INC.
CONSOLIDATED BALANCE SHEET

December 31, 2015
Assets
Prepaid expenses and other current assets	$64,622
Total current assets	64,622
Property and equipment, net	3,447,632
Total non-current assets	3,447,632
Total assets	$ 3,512,254
Liabilities and stockholder's equity
Accruals and other current liabilities	$1,968,919
Accounts payable - BrewDog Plc	46,094
Total current liabilities	2,015,013
Common stock, par value of $0.01; 10,000,000 shares authorized and 6,315,789 shares issued and outstanding	63,158
Additional paid-in capital	1,686,843
Accumulated deficit	(252,760)
Total stockholder's equity	1,497,241
Total liabilities and stockholder's equity	$ 3,512,254

See accompanying notes.

5

BREWDOG USA INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, April 22, 2015 (inception)	-	$ -	$ -	$ -	$ -
Stock issuance	6,315,789	1	-	-	1
Capitalization of BrewDog Plc payables to equity	-	63,157	1,686,843	-	1,750,000
Net loss	-	-	-	(252,760)	(252,760)
Balance, December 31, 2015	6,315,789	$ 63,158	$ 1,686,843	$ (252,760)	$ 1,497,241

See accompanying notes.

6

BREWDOG USA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from April 22, 2015 (inception) to December 31, 2015

Cash flows from operating activities
Net loss	$ (252,760)
Adjustment to reconcile net loss to net cash used by operating activities:
Depreciation expense	266
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(64,622)
Accruals and other current liabilities	96,595
Net cash used in operating activities	(220,521)
Cash flows from investing activities
Capital expenditures	(1,975,574)
Sale of land	400,000
Net cash used in investing activities	(1,575,574)
Cash flows from financing activities
Advances from BrewDog Plc	1,796,095
Net cash provided by financing activities	1,796,095
Net increase in cash and cash equivalents	-
Cash and cash equivalents at April 22, 2015 (inception)	-
Cash and cash equivalents at December 31, 2015	$ -
Supplemental schedule of non-cash financing activities
BrewDog Plc accounts payable converted to equity	$ 1,750,000
Construction in progress not yet paid, but accrued	$ 1,872,324

See accompanying notes.

7

BREWDOG USA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Description of Business
BrewDog USA Inc. ("BrewDog" or in the first person notations of "we," "us," and "our") was formed on April 22, 2015, as a wholly owned subsidiary of BrewDog Plc, a company incorporated in the United Kingdom. BrewDog and its wholly owned subsidiaries, BrewDog Columbus LLC and BrewDog Brewing Company LLC, are in the startup phase of building and operating a brewery in Columbus, Ohio.
BrewDog's mission is to make other people as passionate about great craft beer as we are. BrewDog has three main prospective focuses:

  To make the best beers we possibly can;
  To be the best company to work for that we can be; and
  To provide mind blowingly epic service to all our amazing customers.

BrewDog is currently constructing its North American headquarters, brewery and pub. Since inception, BrewDog has purchased land and started construction. BrewDog also is in the process of raising additional capital to support the completion of the building with the intent to start operations in the fall of 2016. BrewDog's activities are subject to significant risks and uncertainties, including failing to secure additional funding.

Note 2 - Significant Accounting Policies
Presentation - The accompanying consolidated financial statements include the accounts of BrewDog and its wholly owned subsidiaries. BrewDog prepares its consolidated financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany balances and transactions have been eliminated. As of December 31, 2015, BrewDog Plc uses a centralized approach to treasury services to perform cash management for the operations of its affiliates including BrewDog. As a result, BrewDog Plc funds BrewDog's operating and investing activities, as needed, and any cash generated by BrewDog is transferred to BrewDog Plc. BrewDog Plc will provide financial support as required to BrewDog for a period of not less than 12 months from March 1, 2016.

Accounting estimates - The preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Although management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, actual results could significantly differ from those estimates.

Fair value measurement - We are required to determine the fair value of financial assets and liabilities based on the price that would be received to sell the asset or paid to transfer the liability to a market participant. Fair value is a market-based measurement, not an entity specific measurement. The fair value of certain assets and liabilities approximates carrying value because of the short-term nature of the accounts, including other current assets and accounts payable.

Stock split - On February 29, 2016, our Board of Directors approved a stock split of 63,157.89 to one outstanding common share. At the same time, the authorized number of common shares was increased to 10,000,000. All per share and share amounts in the accompanying consolidated financial statements and notes to the consolidated financial statements have been adjusted to reflect the stock split.

Operating expenses - Administrative expenses are expensed as incurred, and include all directly attributable costs from BrewDog Plc.

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BREWDOG USA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

Deferred issue costs - Costs attributable to a proposed offering of securities pursuant to Regulation A of the Securities Act of 1933 are deferred pending offset against the gross proceeds of the offering. As of December 31, 2015, these amounted to $56,626.

Foreign currency - The majority of our expenditures were denominated in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollar at the rates of exchange prevailing at the balance sheet date. Transactions in foreign currencies are recorded at the prevailing rate at the date of the transaction with foreign currency transaction gains and losses recorded in the consolidated statement of comprehensive loss

Income taxes - Income taxes are recorded on an accrual basis of accounting based on tax positions taken or expected to be taken in a tax return. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred.

Incentives and other reductions - In the course of selecting Columbus, Ohio, as the North American headquarters, BrewDog has received proposals it intends to exercise on certain economic incentives from various governmental entities. The incentives include employee income tax withholding reductions, training grants and development grants for fixed asset investments totaling approximately $1,000,000 that require BrewDog to meet certain investment, job and payroll amounts to receive the incentives. These incentives will be available to BrewDog beginning in 2016 with many of them available through 2026. Additionally, BrewDog received a15-year property tax abatement for the North American headquarters. These various incentives will be recognized when there is reasonable assurance that the incentives will be received and that BrewDog will be able to comply with the conditions attached to the incentives. At the time the incentive will be recognized either in the consolidated statement of comprehensive loss for incentives related to income or the consolidated balance sheet for incentives related to assets in a systematic and rational basis over the periods in which the incentive applies and/or as expenses/costs for which the incentives are intended to compensate are incurred.

As part of the construction of the headquarters, BrewDog received a proposal for various infrastructure improvements, totaling approximately $400,000, to be collected over a five-year period interest free. The obligation and amount in property and equipment is expected be recorded in the consolidated balance sheet in accordance with Accounting Standards Codification Topic 970-470-25, Liability for Tax Increment Financing Entity Debt, once construction of the infrastructure assets is complete and ownership is received. Interest will be imputed on this obligation at that time of the recording of the obligation.

Cash and cash equivalents - BrewDog considers all highly liquid investments with original maturities of less than three months or less at the time of purchase to be cash and cash equivalents.

Prepaid expenses and other current assets - Prepaid expenses relate primarily to deferred equity issue costs in the amount of $56,626. An allowance for doubtful accounts is established on a case-by-case basis, considering changes in the financial position of the customer. Account balances are charged off against the allowance after recovery efforts have ceased. At December 31, 2015, there was no allowance for doubtful accounts recorded in the consolidated balance sheet.

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BREWDOG USA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

Property and equipment - Property and equipment are stated at cost. Depreciation is recorded using the straight- line method over the estimated useful lives of the assets (generally three years for computer equipment).

Depreciation expense was $ 266 in 2015.

Subsequent events - BrewDog has evaluated all subsequent events through March 1, 2016, the date the accompanying consolidated financial statements were available to be issued. No matters noted except the stock split noted in Note 2 to the consolidated financial statements and the accounts payable - BrewDog Plc amount at March 1, 2016, is approximately $ 400,000.

Note 3 - New Accounting Pronouncements
Revenue from Contract with Customers - In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers," a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under GAAP. This update requires companies to recognize revenue at amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services at the time of transfer. In doing so, companies will need to use more judgment and make more estimates than under today's guidance. Such estimates may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. Companies can either apply a full retrospective adoption or a modified retrospective adoption.

BrewDog is required to adopt the new requirements in the first quarter of 2018. BrewDog is currently evaluating the method of adoption and its impact of the new requirements on the consolidated financial statements. BrewDog currently does not believe the impact will be significant.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". ASU 2015-17 requires the BrewDog to classify deferred tax assets and liabilities as noncurrent amounts in the consolidated balance sheets. Such amounts were previously required to be classified as current and noncurrent assets and liabilities. BrewDog is required to adopt the provisions of ASU 2015-17 for the year ended December 31, 2017; however, BrewDog elected to adopt the provisions for the year ended December 31, 2015.

Note 4 - Property and Equipment
Property and equipment consist of the following at December 31, 2015:

Land	$ 1,118,148
Buildings and brewing equipment under construction	2,328,155
Computer equipment	1,595
Property and equipment	3,447,898
Accumulated depreciation	(266)
Property and equipment, net	$ 3,447,632

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BREWDOG USA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

Note 5 - Accruals and Other Current Liabilities
Accruals and other current liabilities consist of the following at December 31, 2015:

Payables associated with assets under construction	$ 1,872,324
Real estate taxes payable	77,565
Other	19,030
Total accruals and other current liabilities	$ 1,968,919

Note 6 - Income Taxes
The tax effects of temporary differences and tax loss carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2015, are comprised of the following:

Deferred tax asset:
Capitalized start-up costs	$ 78,118
Total deferred tax assets	78,118
Valuation allowance	(78,118)
Deferred tax assets, net of allowance	$ -

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets at December 31, 2015.

The expected tax expense (benefit) based on the U.S. federal statutory rate is reconciled with actual tax expense (benefit) for the period from April 22, 2015 (inception) to December 31, 2015) as follows:

Federal statutory income tax rate	34.0%
Change in valuation allowance	(34.0)%
Income tax expense (benefit)	- %

There is no income tax expense (benefit) for the period from April 22, 2015 (inception) to December 31, 2015.

Note 7 - Commitments and Contingencies
In connection with the construction of property and equipment, BrewDog has approximately $14.8 million of remaining capital commitment to be incurred primarily in 2016 associated with the construction of the building and brewery equipment as of December 31, 2015.

Note 8 - Operating Segments
BrewDog operates in a single operating segment.

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BREWDOG USA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued

Note 9 - Related Party Transactions
Our operations are funded by BrewDog plc as an interest free intercompany balance repayable on demand. Total funding provided during 2015 amounted to $1,796,095 and of which $1,750,000 was converted to additional-paid in capital.

The payable to the parent included in the consolidated balance sheet is the result of various transactions between BrewDog and BrewDog Plc. There are no terms of settlement or interest charges associated with the account balance. The balance is primarily the result of the establishment of BrewDog operations in the United States and BrewDog being part of BrewDog's participation in BrewDog Plc's cash management program, wherein all of BrewDog's cash receipts are remitted to BrewDog Plc and all cash disbursements are funded by BrewDog Plc. Other transactions include miscellaneous administrative expenses incurred by BrewDog Plc on behalf of BrewDog.

BrewDog Plc provided certain services to BrewDog including, but not limited to, Executive services, accounting and legal services, and other selling, general and administrative expenses. The allocation method utilized by management of BrewDog Plc during the period from April 22, 2015 (inception) to December 31, 2015, was an allocation of approximately 10% of expenses incurred. Management of BrewDog believes this method is a reasonable allocation. The amount included in the consolidated statement of comprehensive loss by BrewDog for the period from April 22, 2015 (inception) to December 31, 2015, is $23,000.

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